UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 27, 2005

AMANASU ENVIRONMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEVADA	0-32905	98 - 0347883
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Employer Identification No.)

701 FIFTH AVENUE, 42ND FLOOR, SEATTLE, WA 98104

(Address of principal executive offices)

206-262-8188

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Item 8.01.	Other Events and Regulation FD Disclosure

1. Amanasu Environment Corporation ("the Company") is in the process of establishing a multi-business management company in Tokyo, Japan as a subsidiary business organization of the Company.
The Company has reached the conclusion of establishing a new subsidiary company named AMANASU HOLDING CORPORATION ("AMANASU HOLDINGS"), and an amount of $831,000 was paid by the Company on December 9th, 2005 as Capital investment for the initiation. AMANASU HOLDINGS places its location at 1-5 Sudacho Kanda, Chiyodaku, Tokyo, Japan, with Mr. Takashi Yamaguchi, former vise president of DAIICHISEIMEI CORPORATION in Japan, as an adviser and three others on the board as well as seven employees. The business is in the process of registration to be lawfully recognized and permitted as a corporation.

The descriptions of its business operation are: utilizing the obtained exclusive right of Rotary Kiln found by Kogure Works. Co. Ltd. to operate waste management facilities and market the manufactured incinerators in various areas, human resource and recruiting agency, and marketing healthy drinks and foods. The company will aggressively make advancement into various business opportunities as a multi-business management company.

2. Extension of expiration date on the term of Loan Contract concluded between Amanasu Environment Corporation ("the Company") and Mr. Izuo Kato ("Mr. Kato").
The Company loaned $94,000 to Mr. Kato on April 8, 2005 for the purpose of marketing, researching, development, networking and other expenses regarding a marketing promotion of the Company's business. Mr. Kato is the sole representative of the Company in the Japan area, and he strives for the Company to move on to a new stage where the Company could commence sales of its products and services and earning a profit. The term and condition of the loan contract was 7 % in interest per year and December 31, 2005 as the date due. However, as of December 5th, 2005, the Company executed an extension of the expiration date on the loan contract postponing to December 31, 2006, and its interest rate was altered to 4%. The compensation for his work will be 5% of sale, and it will be provided after he pays off the total amount of what he owes the Company by the term of the contract.

3. As of December 5th, 2005, Amanasu Environment Corporation ("the Company") entered into a contract with Amanasu Technologies Corporation ("Amanasu Technologies") for a purchase of common stock of Amanasu Technologies. As of December 9th, 2005, the Company purchased 50,000 shares of the common stock of Amanasu Technologies for $2.00 per share and paid the sum of $100,000.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

None

(b)	Pro forma financial information

None

(c)	Exhibits

None